Exhibit 99.1

NEWS RELEASE

THE DRESS BARN, INC. REPORTS SOLID SEPTEMBER SALES RESULTS
-- Total Company Comp Store Sales Increase 6% --

SUFFERN, NY - OCTOBER 6, 2005 - The Dress Barn, Inc. (NASDAQ - DBRN) today announced its September sales results.

Total sales for the five-week fiscal period ended October 1, 2005 increased 50% to $120.3 million compared to $80.4 million reported for the comparable five-weeks ended October 2, 2004. This year’s sales include maurices, which was acquired January, 2005. Comparable store sales increased 6% for the fiscal month.

Comparable store sales by brand for the fiscal period ended October 1, 2005 were as follows:
---- Comparable Store Sales ----
September

dressbarn	+ 3%
maurices	+13%
Total Comparable Store Sales	+ 6%

ABOUT THE DRESS BARN, INC.

The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of October 1, 2005, the Company operated 787 dressbarn stores in 45 states and 500 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors as they relate to dressbarn’s operations that could cause actual results to differ materially from the information is readily available on our most recent report on Form 10-K/A for the year ending July 31, 2004 and Form 10-Q for the quarter ending April 30, 2005. Such factors as they relate to maurices include risks applicable to the retail apparel business in general and risks which may be applicable to maurices’ business. In addition, there are risks associated with the integration of two businesses.

CONTACT:	The Dress Barn, Inc. Investor Relations 845 369-4600